Exhibit 99.1

Unaudited Condensed Balance Sheet Of

Automated Merchant Services, Inc. As Of June 30, 2002

And The Unaudited Condensed Statements Of

Income And Cash Flows For Each Of The

Three-Month And Six-Month Periods Ended,

June 30, 2002, And June 30, 2003.

Exhibit 99.1

Automated Merchant Services, Inc.

Balance Sheet (Unaudited)

June 30, 2003

Assets:
Cash	$41,536
Accounts Receivable	128,073
Other assets	2,485

Total assets:	172,094

Liabilities and stockholders’ equity:
Accrued expenses	67,307

Total liabilities	67,307

Capital Stock	500
Retained Earnings	104,287

Total stockholders’ equity:	104,787
Total liabilities and stockholders’ equity:	$172,094

See accompanying notes to these unaudited financial statements.

Automated Merchant Services, Inc.

Statements of Income (Unaudited)

For the Three and Six Months Ended June 30, 2003 and 2002

	Three Months Ended		Six Months Ended
	06/30/2003	06/30/2002	06/30/2003	06/30/2002
Net revenues	$367,514	$554,500	$727,927	$1,014,735
Cost of goods sold	12,179	9,839	17,810	19,596

Gross profit	355,335	544,661	710,117	995,139
General and administrative expenses	308,526	306,401	581,043	591,339

Operating income	46,809	238,260	129,074	403,800

Other expenses
Interest Income	—	(182)	(988)	(442)
Interest expense	—	2,703	—	2,752

Total other	—	2,521	(988)	2,310

Net Income	$46,809	$235,739	$130,062	$401,490

See accompanying notes to these unaudited financial statements.

Automated Merchant Services, Inc.

Statements of Cash Flows (Unaudited)

For the Six Months Ended June 30, 2003 and 2002

	2003	2002
Cash flows from operating activities:
Net income	130,062	401,280
Adjustments to reconcile net income to net cash provided by operating activities:
Other non cash charges	8,583	23,698
Increase (decrease) in accounts receivable	(13,127)	85,807
Increase (decrease) in accrued expenses	3,141	(21,188)
Write-down of customer deposits	—	(39,820)

Net cash provided by operating activities	128,659	449,777

Cash flows from financing activities:
Distributions to shareholders	(173,288)	(573,176)

Net cash used in financing activities	(173,288)	(573,176)
Net decrease in cash & cash equivalents	(44,629)	(123,399)
Cash & cash equivalents - beginning of period	86,165	250,028

Cash & cash equivalents - end of period	41,536	126,629

1. Description of the Business and Summary of Significant Accounting Policies

Automated Merchant Services, Inc. (“AMS” or the “Company”) was organized in 1987. AMS processes credit card transactions for approximately 2,100 merchants with 2,700 active locations. The Company provides a full range of transaction processing related services, including check guarantee and operates five sales and service offices throughout Florida. The Company has processing relationships with a number of service providers, and own the actual merchant contracts and/or the residual stream.

Cash and Cash Equivalents

All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The Company may at times have bank balances in excess of amounts covered by FDIC insurance. The Company believes that it mitigates this risk by depositing cash balances with high quality financial institutions that it believes are financially sound.

Revenue Recognition

The Company recognizes revenue on a monthly basis, as earned from processing transactions. Equipment sales and application fee income is recognized when the equipment is installed or when the application is completed, respectively.

Accounts Receivable

Accounts receivable are primarily comprised of amounts due from the Company’s clearing and settlement banks from revenue earned, net of related interchange and bank processing fees, on transactions processed during the month ending on the balance sheet date. Such balances are typically received from the clearing and settlement banks within 20 days following the end of the month.

Advertising

Advertising costs are expensed as incurred. There were no expenses aggregated during the three or six month periods ended June 30, 2003 and 2002.

Income Taxes

No Federal, state or local income taxes have been provided at the Company level since the partners are individually liable for the taxes on their share of the Company’s income.

Use of Estimates

These statements have been prepared in conformity with accounting principles generally accepted in the United States of America and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

Fair Value of Financial Instruments

The carrying values of accrued expenses approximate fair value because of the short- term maturity of these instruments.

2. New Accounting Pronouncements

In April 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” which is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. SFAS 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS No. 133, clarifies when a derivative contains a financing component, amends the definition of an “underlying” to conform it to the language used in FASB Interpretation No. 45, “Guarantor Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” and amends certain other existing pronouncements. The adoption of SFAS 149 did not have a material impact on the Company’s financial position or results of operations.

In May 2003, the FASB issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”, which requires certain financial instruments that were previously presented on the consolidated balance sheets as equity or temporary equity to be presented as liabilities. Such instruments include mandatory redeemable preferred and common stock, and certain options and warrants. Statement No. 150 is generally effective for financial instruments entered into or modified after May 31, 2003 and for the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material impact on the Company’s financial position or results of operations.

3. Commitments and Contingencies

The Company leases office space in Florida, expiring August 31, 2004.

As of June 30, 2003, future minimum rentals required under noncancelable leases (exclusive of renewals) are

Year Ended
December 31, 2003	$12,531
December 31, 2004	17,256

$29,787

Rent expense for the three and six month periods ended June 30, 2003 were $7,357, $13,065, respectively and $7,988 and $11,622 for the three and six month periods ended June 30, 2002, respectively.

4. Subsequent Event

As of August 7, 2003, the Company was acquired by Newtek Business Services, Inc., a publicly traded company. All of the outstanding common stock was exchanged for $2.7 million, comprised of $1.5 million in cash and a $1.2 million seller-financed note payable.

In connection with the acquisition of the Company by Newtek Business Services, Inc., an employment and consulting agreement were entered into with the former shareholders of Automated Merchant Services Inc.

Mr. Martin Blank’s employment agreement, dated as of August 7, 2003, provides for Mr. Blank to serve as an employee for a one year period expiring on August 7, 2004 for a base salary of $75,000, and entitled to a bonus, approved by the Board of Directors. The employment agreement may be terminated after 90 days from commencement date by either Mr. Blank or Newtek Business Services, Inc., by giving 30 days written notice.

Mr. Michael Rothman’s consulting agreement, dated as of August 7, 2003, provides for Mr. Rothman to receive a stipend of $500 per day each day worked at the request of the company on an “as-needed” basis. The term of the agreement is for a one year period, expiring on August 7, 2004.